Exhibit 13.1

906 CERTIFICATION

The certification set forth below is being submitted in connection with the Annual Report on Form 20-F for the year ended December 31, 2023, for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Giuseppe Turchiarelli, the Interim Chief Executive Officer and the Chief Financial Officer of Enel Chile S.A., certifies that, to the best of his knowledge:

1.	the report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Enel Chile.

Date: April 30, 2024

/s/ Giuseppe Turchiarelli
Name: Giuseppe Turchiarelli
Interim Chief Executive Officer and Chief Financial Officer